Exhibit 99.1

Berkshire Hills Bancorp Promotes Ashlee Flores to Executive Vice President, Chief Compliance Officer

BOSTON – September 12, 2022 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB), the parent company of Berkshire Bank, a leading socially responsible community bank with financial centers located in New England and New York, is excited to announce that Ashlee Flores, an experienced industry and Berkshire veteran was promoted to EVP, Chief Compliance Officer. Ms. Flores will replace Deborah A. Stephenson, SEVP, Chief Compliance Officer, who is resigning her position effective September 30, 2022, to pursue another opportunity.

“I want to thank Ms. Stephenson for her years of hard work, dedication, professionalism, and commitment to leading a best in class compliance function at Berkshire Bank. On behalf of the entire Berkshire family, we wish Deb all the best in her next chapter,” stated Nitin Mhatre, CEO of Berkshire.

“We are delighted to welcome Ms. Flores to our executive team. She is a proven leader with deep knowledge of Berkshire Bank, our employees, customers, and communities. She has consistently demonstrated her performance in key roles within our compliance function and actively participates in strategic initiatives to advise on potential compliance impacts. Her positive energy and breadth of experience make her the ideal candidate to lead our compliance function into the future under our Berkshire’s Exciting Strategic Transformation (BEST) program,” added Mhatre.

Ms. Flores will oversee all aspects of the compliance risk management program, including compliance with the Bank Secrecy Act, Community Reinvestment Act, consumer protection laws and regulations, as well as the Security and Fraud Investigations functions. She will report directly to SEVP, Chief Risk Officer, Greg Lindenmuth.

Ashlee Flores

“I’m honored to step into this leadership role at Berkshire as we look to deliver on our vision to be a high-performing, leading socially responsible community bank. Central to this vision is maintaining a strong culture of compliance, risk management and consumer financial protection so that we can best serve our customers and communities,” stated Ashlee Flores.

Ms. Flores brings more than 15 years of financial industry, risk management and compliance experience, most recently serving as SVP, Compliance, where she oversaw Berkshire Bank’s compliance program. Prior to joining Berkshire Bank, Ms. Flores was a compliance officer at Hampden Bank in Springfield, MA where she managed the compliance and audit program. She holds a Bachelor of Applied Sciences in Journalism from Boston University in Boston, MA. Outside of work, Ms. Flores volunteers with Leadership Pioneer Valley on their finance committee, Dress for Success, and is a former board member for the Western MA Compliance Association.

ABOUT BERKSHIRE HILLS BANCORP
Berkshire Hills Bancorp is the parent of Berkshire Bank. The Bank's goal is to be a high performing, leading socially responsible community bank in New England, Upstate New York, and beyond. Berkshire Bank provides business and consumer banking, mortgage, wealth management, and investment services. Headquartered in Boston, Berkshire has approximately $11.6 billion in assets and operates over 100 financial centers in New England and New York, and is a member of the Bloomberg Gender-Equality Index. To learn more, call 800-773-5601 or follow us on Facebook, Twitter, Instagram, and LinkedIn.

Investor Relations Contacts
Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206

David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973

Media Contact:
Gary Levante, SVP, Corporate Responsibility & Communications
Email: glevante@berkshirebank.com
Tel: (413) 447-1737